Exhibit 3

Bogotá D.C., January 28, 2014

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on December 16, 2011 (Registration Statement No. 333-178546), as amended (the “Registration Statement”), of U.S.$2,000,000,000 aggregate principal amount of the Republic’s 5.625% Global Bonds due 2044 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated December 20, 2011 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated January 21, 2014 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated January 28, 2014 in the principal amount of U.S.$2,000,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 28, 2014 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2008 Annual Report on Form 18-K and incorporated herein by reference);

(g) Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s 2012 Annual Report on Form 18-K and incorporated herein by reference);

(h) External Resolution No. 5 of June 28, 2013 issued by the Board of Directors of the Central Bank of Colombia (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s 2012 Annual Report on Form 18-K and incorporated herein by reference); and

(i) Approval No. 3734 dated November 23, 2012 of the Consejo Nacional de Política Económica y Social (“CONPES”) (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2011 Annual Report on Form 18-K and incorporated herein by reference).

(vi) the following additional actions under which the issuance of the Securities has been authorized:

(a) Resolution No. 0122 of January 20, 2014, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) Approval No. 3781 dated November 8, 2013 of the Consejo Nacional de Política Económica y Social (“CONPES”) (a translation of which is attached as Exhibit B hereto); and

(c) Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on November 27, 2013 (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2012 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours,

/s/ PABLO CÁRDENAS REY

PABLO CÁRDENAS REY
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 0122

(January 20, 2014)

“Whereby the Nation is authorized to issue, subscribe and place Public

External Indebtedness Certificates up to an amount of 2 BILLION OF

US DOLLARS (US $ 2,000,000,000), or its equivalent in other

currencies in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article 19 of

Decree 2681 of 1993, and,

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. From the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3734 Document of November 23, 2012, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract transactions related to public external credit to pre-finance and/or finance budgetary appropriations for FY2013 and FY2014 up to an amount of THREE BILLION US DOLLARS (US $ 3,000,000,000), or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies -NCESP (CONPES)-, mentioned in the previous recital, by means of Resolution No. 0131 of January 21, 2013, the Nation issued public external certificates in the international capital markets for an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000); and by means of Resolution No. 3080 of September 19, 2013, the Nation issued public external certificates in the international capital markets for an amount of ONE THOUSAND SIX HUNDRED MILLION US DOLLARS (US $ 1,600,000,000), whereby it leaves an authorized and non-authorized quota of FOUR HUNDRED MILLION US DOLLARS (US $ 400,000,000), or its equivalent in other currencies;

Pursuant to CONPES 3781 Document of November 8, 2013, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract transactions related to public external credit to pre-finance and/or finance budgetary appropriations for FY2014 and FY2015 up to an amount of THREE BILLION US DOLLARS (US $ 3,000,000,000), or its equivalent in other currencies;

Based on the favorable opinion issued by the National Council of Economic and Social Policies -NCESP (CONPES)-, mentioned in the previous recital, referred to in previous recitals, the Nation has not carried out any public external transaction in the international capital markets;

The Inter-Parliamentary Commission of Public Credit rendered its sole favorable opinion in its session held on November 27, 2013, so that the Nation – Ministry of Finance and Public Credit – to issue external bonds up to an amount of THREE BILLION US DOLLARS (US $ 3,000,000,000), or its equivalent in other currencies, to pre-finance and/or finance budgetary appropriations for FY2014 and FY2015;

Based on the favorable opinion issued by the Inter-Parliamentary Commission of Public Credit referred to in previous recitals, the Nation has not carried out any public external certificates in the international capital markets;

In line with provisions of Article 16, subsections c) and h) of Law 31 of 1992, through External Resolution N° 5 of June 28, 2013, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets, proceeds of which are intended to finance budgetary appropriations for FY2014;

RESOLVES:

ARTICLE ONE.- Issuance Authorization. To authorize the Nation to issue, subscribe and place Public External Indebtedness Securities in the international capital markets up to an amount of TWO BILLION US DOLLARS (US $ 2,000,000,000), or its equivalent in other currencies, intended to finance budgetary appropriations for FY2014;

ARTICLE TWO.- Characteristics, terms and conditions. The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

2

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- Other terms and conditions. The other terms, conditions and characteristics of the issuance authorized hereby shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- Authorization for related operations. To authorize the Nation to carry out the operations related to the public credit transaction described in Article One hereof.

ARTICLE FIVE.- Taxes. In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- Enforcement of other regulations. The Nation - Ministry of Finance and Public Credit must comply to the other enforceable regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other provisions modifying, adding or repeal it.

ARTICLE SEVEN.- Entry into force and publication. This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit and National Treasury, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of January 20, 2014

(Signed)

MAURICIO CÁRDENAS SANTAMARÍA

MINISTER OF FINANCE AND PUBLIC CREDIT

CHECKED BY:	Miguelangel Gómez/Pablo Cárdenas
DRAFTED BY:	Juliana López
DEPARTMENT:	Deputy Directorate for External Financing of the Nation of the General Directorate of Public Credit and National Treasury

3

EXHIBIT B

National Council of Economic and Social Policy

Republic of Colombia

National Planning Department

FAVORABLE OPINION GIVEN TO THE NATION TO GET AN INDEBTEDNESS

QUOTA IN EXTERNAL BONDS UP TO AN AMOUNT OF USD $ 3 BILLION OR ITS

EQUIVALENT IN OTHER CURRENCIES TO PRE-FINANCE AND/OR FINANCE

BUDGETARY APPROPRIATIONS FOR FY 2014 AND 2015

National Planning Department: SC-DEE

Ministry of Finance and Public Credit

Approved Version

Bogotá D.C., November 8, 2013

Summary

This document is being submitted to the National Council for Economic and Social CONPES for the favorable opinion so that the Nation may contract operations related to external public debt to pre-finance and /finance budgetary appropriations for FY 2014 and 2015 for the amount of USD 3.0 billion or its equivalent in other currencies.

The foregoing is done so that the Nation may have the opportunity to start financing FY2014 or FY2015 on a timely and sufficient way, helping to maintain a strong cash position that may allow to meeting the commitments for such FYs. Additionally, with the authorization requested, the Colombian Government will have flexibility to optimize the use of funding sources and keep on maintaining liquid and efficient yield curves.

Classification: L271

Keywords: External Bonds, Funding, Nation, International, Issuance, Budgetary Requirements

I.	INTRODUCTION

In accordance with the provisions of paragraph 2 of Article 41 of Law 80 of 1993 and Articles 18, 19 and 40 of Decree 2681 of 1993, this document is submitted to the National Council for Economic and Social Policy - CONPES, to obtain the favorable opinion so that the Nation - Ministry of Finance - may contract operations related to external public debt to pre-and/or finance budgetary appropriations for FY2014 and FY2015 for the amount of USD 3.0 billion or its equivalent in other currencies.

II.	BACKGROUND

With CONPES 3734 of November 23, 2012, the Nation received a favorable opinion external to issue bonds up to USD 3.0 billion or its equivalent in other currencies to pre- finance and/or finance budgetary appropriations for FY2013 and FY2014. Under this quota, the Nation issued Global Bonds denominated in USD due in March 2023 for an amount of USD 1.0 billion and issued a Global Bond denominated in USD due in 2024 for an amount of USD 1.6 billion, which features are described below:

USD Global Issuance due in 2023

On January 22, 2013, the Nation issued a Global Bond for an amount of USD 1.0 billion due in March 2023; it was placed at a rate of 2.718 % and a coupon of 2.625%. The demand for this note reached three times the amount of the issuance.

It was a historic operation for the Nation on the following aspects: The dollar funding rate in US Dollars and the coupon were the lowest ever obtained by the Republic of Colombia in its history in the international markets and the spread over US treasuries (88 basis points) was the lowest ever reached in dollar issue transactions, reflecting the high confidence of investors in the country.

After this transaction, from the USD 3.0 billion quota authorized by CONPES 3734 Document of November 23rd, 2012, no more than USD 1.0 billion were utilized leaving an available quota for 2.0 billion as a result of the transaction.

USD Global Issuance due in 2024

On September 19, 2013, the Nation issued a Global Note in US Dollars due in February 2024 for an amount up to USD 1.6 billion that was placed in the international capital markets at a rate of 4.168 % and coupon of 4.000%. It is noteworthy that this transaction was the second largest issuance carried out by the Nation in one tranche and obtained the second rate financing in US Dollars and the second lowest coupon in history.

From this transaction, USD 600 million were earmarked to finance budgetary appropriations for FY2013 and USD 1.0 billion to pre-finance budgetary appropriations of FY2014. In this way, with the issuance of this new 2024 Global Bond, the available quota shifts from US $ 2.0 billion to USD 400 million.

III.	JUSTIFICATION

2014 Financial Plan

The 2014 Financial Plan includes external funding sources by $ 5.0 billion, which will be allocated to meet most of the debt service commitments of the National Government (interest and repayments), amounting to USD 4.809 billion during said FY1, as well as to meet expenditures in foreign currency from the National Government, which are estimated in USD 956 million. From USD 5.0 billion in external financing, USD 3.0 billion will be gotten through the issuance of external debt bonds.

For this reason, the necessary authorizations are being managed to perform financing operations through the issuance of external bonds. In this regard, although it is estimated that the specific needs through foreign bonds amount to USD 1.0 billion, it is considered desirable to access the market in the time under ideal conditions.

Table 1

2014 Financial Plan

Sources	US $ Billion	42.318	USES	US $ Billion	42.318
Disbursements		39,879	Deficit to be financed		18.155
External	(USD 5.0 billion)	9.369	From which, external interest	[USD 2.415 billion]	4.525
Bonds	(USD 3.0 billion)	5.621			13.752
Multilateral and others	(USD 2.0 billion)	3.748
Domestic		30.510	Repayments	[USD 2.394 billion]	4.485
TES		30.500	External		18.230
Auctions		22.500	Domestic
Public entities		8.000
Others		10	Central Bank’s losses		848
Ajustes por causación		465	Final Availability		599
			In COP $		192
			In US Dollars	[USD 217 million]	407
Initial Availability		975
In US Dollars	(USD 375 billion)	694
In COP $		280
		0
Others		1.000

[1]	2013 Medium-term Financial Fiscal Framework.

Likewise, it is also important to have sufficient space in the authorizations to have flexibility to use the most convenient funding source for the Nation in a specific moment, or to start the pre-financing of next FY, if necessary.

Market context

2013 has been marked by a high volatility in interest rates. The change in the expectations of continuity of the program of quantitative boost in the USA, based on the progressive improvement of different indicators, generated by the upward movement in interest rates affecting the performance of fixed-income markets due to the depreciation of portfolios. Meanwhile, risk spreads for emerging countries has also experience an upward reaction, to some extent due to the effect of base rates in flows dedicated to fixed income generally, as well as a deterioration of the situation in some very relevant countries for emerging countries spectrum such as Brazil and China.

Moving forward, such as it has been taking place, it is expected that the expectations on performance of US economy will be very relevant for fixed income market and tend to reflect in interest rate level, adjusting quickly in accordance with periodical publications of economic data; therefore, it is important to have an ability to react and anticipate.

Macroeconomic evolution in USA and behavior of interest rate

During 2013 the decisions on monetary and fiscal policy of USA have kept its attention on markets. On the one hand, the possible reduction of the third phase of stimulus package of the Federal Reserve in force since November 2008, known as the “Quantitative Easing”, and, on the other hand, the discussions of the Government and the Congress concerning budget and debt ceiling.

Market expectations before a possible reduction of purchase program of the Federal Reserve have been boosted basically by more favorable economic indicators reflecting a better performance of US economy as to i] the progressive decline of unemployment rate in the USA that has shifted from 10 % in 2009 to 7.2 % in September 2013; ii) a material increase of non-agricultural payrolls during same month (Chart 1); iii) the reduction of its current account deficit during the 2nd half of 2013; iv) the increase of the domestic production of energy; v] new constructions and Consumer Confidence Index reaching their highest levels from late 2008 (Chart 2).

Considering the best macroeconomic results and the announcements from the members of the Open Market Committee and the Chairman of the Federal Reserve during the second and third quarter of 2013, there was a consensus in the markets about the reduction of the stimulus package in September 2013. It gave rise to strong pressures on Treasures rates which despite they were historically low (Chart 3), rose about 100 bps between May and September 2013 (Chart 4).

Considering the best macroeconomic results and the announcements from the members of the Open Market Committee and the Chairman of the Federal Reserve during the second and third quarter of 2013, there was a consensus in the markets about the reduction of the stimulus package in September 2013. It gave rise to strong pressures on Treasures rates which despite they were at historically low (Chart 3), rose about 100 bps between May and September 2013 (Chart 4).

Chart 1

USA Unemployment Data

Source: Bloomberg. Cut date as of November 1st, 2013

Considering the best macroeconomic results and the announcements from the members of the Open Market Committee and the Chairman of the Federal Reserve during the second and third quarter of 2013, there was a consensus in the markets about the reduction of the stimulus package in September 2013. It gave rise to strong pressures on Treasures rates which despite were at historically low (Chart 3), rose about 100 bps between May and September 2013 (Chart 4).

Uncertainty about the possible reduction of stimulus to economy and the possibility that Lawrence Summers, one economist critical of FED’s expansive policies, were appointed as Bernanke’s successor, lasted until mid-September when two important facts were announced. One of them was the announcement of withdrawal of Summers’ candidature and the intention of Federal Reserve not to reduce its purchase plan yet since economic growth and employment did not show the recovery level expected by FED members.

Gráfica 2

Nuevas construcciones e indice de precios al consumidor

Fuente. Bloomberg. Cut date as of November 1st, 2013

Chart 3

FED Intervention rates vs. US Treasures Rates

Source: Bloomberg. Cut date as of October 31st, 2013.

On the other hand, the absence of agreement between the Government and the Congress on budget and debt ceiling caused the temporary suspension of 800,000 federal employees between October 1 and 16, 2013. Finally, on October 17, 2013, under a big domestic and international pressure, the Congress approved a bill to avoid the possible default of its obligations and to put an end to 16 days of particle closure of Government offices. This law empowered both the Treasure to issue debt as usual until February 7, 2014 and the Government to execute the budget until January 15, 2014.

According to preliminary calculations from the US Office of Management and Budget (OMB), the partial closure of Government offices cost an amount about US $ 1.292 billion and US $ 3.6 billion, i.e. about US $ 300 million a day. Besides, forecasting from private sector2 estimate that during each week of closure of Government offices, US growth may be reduced in 0.25 % during fourth quarter.

As a result of the announcement to postpone the withdrawal of QE3 and the possible negative effect in the economy caused by the closure of Government’s offices, in early September and October, the rates were reduced in about 40 basis points. However, the sustainability of this situation is uncertain, given that the concern about the excessive growth of FED’s balance has not disappeared and there is still a consensus among the analysts that the withdrawal of stimulus package would begin sooner rather than later.

[2]	US Treasury: “The potential macroeconomic effect of debt ceiling brinkmanship”.

Chart 4

10-year US Treasures Rates during the past 6 months

Source: Bloomberg. Cut date as of October 31, 2013.

In fact, the balance level of the Federal Reserve amounts up to about US $ 3.4 trillion (Chart 5) and if the program goes on it might reach US $ 4 trillion by late 2013; it has been a reason for concern and discussion during the year for several members of the Federal Reserve due to the inflationary pressures that it could generate in the middle- and long term in the US economy.

Chart 5

Certificates in the Federal Reserve’s Balance

Source: US Federal Reserve- Statistical Data with cut date as of October 23rd, 2013

In that way Chart 6 shows that market expectations are focused on a reduction of purchasing level on a progressive way as from March 2014. These results were obtained during a sampling carried out by Bloomberg: It interviewed 40 well-known economists how much they estimated the purchasing level of the Federal Reserve after each session of the Open Market Committee.

Chart 6

Expectations on the Reduction of the Purchasing Program

Source: Bloomberg- Average Results. October 17th and 18th, 2013 Survey

As a result, such as seen in the Chart 7, the forecasts of analysts are maintained and would suggest a return to Treasures rates at a 3 % rate for the first quarter of the year.

Chart 7

Forecast Survey of 10-year US Treasure

Source: Bloomberg Survey. September 12th-13th and October 10th, 2013

Performance of Emerging Markets

Increase in interest rates together with a lesser optimism regarding the performance of emerging markets in general, has also exerted a pressure on risk spreads generating a certain aversion to this market segment. Such as shown in Chart 8, there were strong capital outflows between May and September 2013 and stabilized only after the announcements made by the Federal Reserve.

Chart 8

Flow funds of Emerging Markets (USD million)

Source: Bloomberg, EPFR, MorganStanley. Cut date as of October 21st, 2013.

In this way, as shown in Chart 9, both the amounts and the number of issuances presented a strong stagnation from May to September. As from mid-September there has been a substantial increase of these amounts due to the announcements of the FED about the continuance of the stimulus package and the agreement reached by the US Government on October 17, 2013. However, it is important to take into account that volatility trend will remain since, as it happened from May to September, the market will adjust its expectations on the continuance of the purchasing program swiftly.

Chart 9

Number de Transactions and Amount Issued by Emerging Markets

January - October 2013

Source: Bondradar. HSBC with cut date as of October 25th, 2013.

Recent performance of Colombia in international markets

Despite the increase of volatility in the market, Colombia has a positive outlook in investors due to the good performance at fiscal level, the continuance of the economic policies, the structural reforms presented during this administration and the positive trend in relation to risk assessment. In this connection, it is worthy to mention that Colombia’s rating was improved by two Rating Agencies: 1) on one hand Standard & Poor’s upgraded Colombia’s rating from BBB- to BBB (second rating grade) and ii) DBRS, upgraded rating from BBBL to BBB, basically from strength and fiscal efficiency, as well as the good perspectives of economic growth. Likewise, there have been upward revisions in the Outlook by Fitch and Moody’s.

Risk premiums reflected in the Credit Default Swaps for Colombia have a performance similar in line with the ones of other countries such as Perú that has a higher rating now and, in fact, Colombia shows a favorable performance before another par on the region, Brazil. As a matter of fact, Brazil was given an unfavorable revision in the outlook of its rating from neutral to negative by Standard & Poor’s and from positive to stable by Moody’s after having watched a low growth during several years with a panorama of low investment and lags before other emerging economies. In this respect, investors have strong worries given its structural constraints to growth and deteriorating fiscal accounts.

Chart 10

Risk Premium on Sovereign Debt CDS at 5 years

Source: Bloomberg. Cut date as of October 21rd, 2013.

Chart 10

Risk Premium on Sovereign Debt CDS at 5 years

Source: Bloomberg. Cut date as of October 21rd, 2013.

On its part, such as shown in Chart 11, rates and spreads of US Treasure benchmark notes despite the hike, they continue with low levels compared with historical levels.

Chart 11

Benchmark Notes in US Dollars and Spread on US Treasuries

Source: Bloomberg. Cut date as of October 31rd, 2013.

In this regard, considering that market expectations before forward higher rates and also recognizing that the correlation among the flows, the volatility and the credit spreads are high and generate access windows to market may suffer variations as to frequency and duration in line with market feelings, then it is important to count with capacity and flexibility to take advantage of opportunities allowing to avoid volatility periods linked to factors mentioned in the document in order to minimize risks arising from transactions and, in its turn, to catch the most favorable financing costs for the Nation.

•	To guarantee that the Nation may have enough room for maneuver to carry out pre-financing and/or financing transactions to have strong cash position for FY2014-2015.

•	To count with enough flexibility to use the most favorable financial source for the Nation according to market conditions.

•	To access on a timely and sufficient way to international markets and keep on meeting with the strategic purpose of the Government to construct liquid and efficient yield curves.

V.	RECOMMENDATIONS

The Ministry of Finance and National Planning Department recommend to CONPES:

To issue a favorable opinion so that the Nation may contract public credit transactions related to external to pre- and/or finance budgetary appropriations for FY2014 and FY2015, up to the amount of USD 3.0 billion or its equivalent in other currencies.

EXHIBIT C

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES:

That in session held on November 27, 2013, the Inter-parliamentary Commission of Public Credit has given unanimously its sole opinion so that the Nation – Ministry of Finance and Public Credit – may issue external bonds up to an amount of USD 3 BILLION (US $3,000,000,000) or its equivalent in other currencies, to pre-finance or finance budgetary appropriations for FY2014 and FY2015.

(Signed)

CATALINA FLECHAS SERNA

TECHNICAL SECRETARY

Given in Bogotá D. C., as of November 27, 2013

Carrera 8 No. 6 C 38 - D. C. Colombia

Zip Code 111711

PBX (57-1) 3811700

atencioncliente@ minhacienda.gov.co

www.minhacienda.gov.co